Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION REPORTS

SECOND QUARTER 2007 RESULTS

-Second Quarter 2007 Pro Forma Net Revenue Decreases 1%-

SANTA MONICA, CALIFORNIA, August 2, 2007 – Entravision Communications Corporation (NYSE: EVC) today reported financial results for the three- and six-month periods ended June 30, 2007.

Historical results, which are attached, are in thousands of U.S. dollars (except share and per share data). This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each of these non-GAAP financial measures, and a table reconciling each of these non-GAAP financial measures to its most directly comparable GAAP financial measure, is included beginning on page 9. Unaudited financial highlights are as follows:

	Three-Month Period Ended June 30,			Six-Month Period Ended June 30,
	2007	2006	% Change	2007	2006	% Change
Net revenue	$76,044	$79,289	(4)%	$139,972	$139,208	1%
Operating expenses (1)	44,826	44,049	2%	87,588	85,544	2%
Corporate expenses (2)	4,720	4,387	8%	9,718	9,294	5%

Consolidated adjusted EBITDA (3)	27,040	31,018	(13)%	44,272	46,010	(4)%

Free cash flow (4)	$15,333	$15,010	2%	$21,659	$16,785	29%
Free cash flow per share, basic and diluted (4)	$0.15	$0.14	7%	$0.21	$0.16	31%

Net income (loss)	$8,598	$(167,998)	NM	$5,311	$(155,879)	NM

Net income (loss) per share applicable to common stockholders, basic and diluted	$0.08	$(1.60)	NM	$0.05	$(1.45)	NM

Weighted average common shares outstanding, basic	104,174,725	105,080,809		104,018,118	107,279,346
Weighted average common shares outstanding, diluted	105,124,162	105,080,809		104,705,891	107,279,346

(1)	Operating expenses include direct operating, selling, general and administrative expenses. Included in operating expenses are $0.2 million and ($0.1) million of non-cash stock-based compensation for the three-month periods ended June 30, 2007 and 2006, respectively and $0.7 million and $0.8 million of non-cash stock-based compensation for the six-month periods ended June 30, 2007 and 2006, respectively. Operating expenses do not include corporate expenses, depreciation and amortization, impairment loss and (gain) loss on sale of assets.
(2)	Corporate expenses include $0.4 million and $0.2 million of non-cash stock-based compensation for the three-month periods ended June 30, 2007 and 2006, respectively and $1.0 million and $0.9 million of non-cash stock-based compensation for the six-month periods ended June 30, 2007 and 2006, respectively.
(3)	Consolidated adjusted EBITDA means operating income (loss) plus (gain) loss on sale of assets, depreciation and amortization, non-cash impairment loss, non-cash stock-based compensation included in operating and corporate expenses, non-cash corporate expense, and syndication programming amortization less syndication programming payments. We use the term consolidated adjusted EBITDA because that measure is defined in our syndicated bank credit facility and does not include non-cash stock-based compensation, non-cash corporate expense, non-cash impairment loss, (gain) loss on sale of assets and syndication programming amortization and does include syndication programming payments. The definition of operating income (loss), and thus consolidated adjusted EBITDA, excludes equity in net earnings (loss) of nonconsolidated affiliates. While many in the financial community and we consider consolidated adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the United States of America, such as cash flows from operating activities, operating income and net income. As consolidated adjusted EBITDA excludes non-cash (gain) loss of sales of assets, non-cash depreciation and amortization, non-cash impairment loss, non-cash stock-based compensation awards, non-cash corporate expense and syndication programming amortization and includes syndication programming payments, consolidated adjusted EBITDA has certain limitations because it excludes and includes several important non-cash financial line items. Therefore, we consider both non-GAAP and GAAP measures when evaluating our business.
(4)	Free cash flow is defined as consolidated adjusted EBITDA less cash paid for income taxes, net interest expense and capital expenditures. Net interest expense is defined as interest expense, less non-cash interest expense relating to amortization of debt finance costs, less interest income less the change in the fair value of our interest rate swaps. Free cash flow per share is defined as free cash flow divided by the diluted weighted average common shares outstanding.

Entravision Communications

Commenting on the Company’s earnings results, Walter Ulloa, Chairman and Chief Executive Officer, said, “We continue to execute on our business plan and capitalize on the growth of the Hispanic media market. In the second quarter of 2007 we faced difficult World Cup and political comparisons from the prior year period, but we continued to drive both audience and advertising shares. With diversified media assets located in the fastest growing Hispanic markets we are well positioned to serve the growth in consumer and advertiser demand for Spanish-language media. We are making investments in programming and promotion to drive ratings, and in our sales teams to ensure we are effectively monetizing our audience performance. In addition, we continue to explore opportunities to maximize our assets and expand our presence in selected markets with strong growth potential.”

Financial Results

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

(Unaudited)

	Three-Month Period Ended June 30,
	2007	2006	% Change
Net revenue	$76,044	$79,289	(4)%
Operating expenses (1)	44,826	44,049	2%
Corporate expenses (1)	4,720	4,387	8%
Loss on sale of assets	—	1,656	NM
Depreciation and amortization	11,398	11,195	2%
Impairment charge	—	189,661	NM

Operating income (loss)	15,100	(171,659)	NM
Interest expense, net	(505)	(4,251)	(88)%

Income (loss) before income taxes	14,595	(175,910)	NM

Income tax (expense) benefit	(6,157)	7,832	NM

Net income (loss) before equity in net income of nonconsolidated affiliates	8,438	(168,078)	NM
Equity in net income of nonconsolidated affiliates	160	80	100%

Net income (loss)	$8,598	$(167,998)	NM

(1)	Operating expenses and corporate expenses are defined on page 1.

Net revenue decreased to $76.0 million for the three-month period ended June 30, 2007 from $79.3 million for the three-month period ended June 30, 2006, a decrease of $3.3 million. Excluding the 2006 net revenue contributed by our radio stations in the Tucson and Dallas markets that we sold in 2006, net revenue would have decreased by $1.1 million. Of the overall decrease, $3.1 million came from our television segment. The decrease from this segment was primarily attributable to a decrease in national advertising sales, primarily due to strong 2006 sales comparables from major non-recurring events, such as World Cup and political activity. Additionally, $0.2 million of the overall decrease was from our outdoor segment and was primarily attributable to a decrease in national advertising sales, partially offset by an increase in local advertising sales. Net revenue in our radio segment remained the same as we had an increase in net revenue primarily attributable to revenue generated from our annual Los Angeles promotional event, which event we moved from the third quarter to the second quarter in 2007 and an increase in local advertising sales despite difficult World Cup comparisons, offset by a decrease in net revenue of $2.2 million from our Tucson and Dallas radio stations that we sold.

Company operating expenses increased to $44.8 million for the three-month period ended June 30, 2007 from $44.0 million for the three-month period ended June 30, 2006, an increase of $0.8 million. Excluding the 2006 operating expenses incurred by our radio stations in the Tucson and Dallas markets that we sold in 2006,

Entravision Communications

operating expenses would have increased by $2.0 million. Of the overall increase, $0.6 million came from our television segment. The increase from this segment was primarily attributable to an increase in non-cash stock-based compensation of $0.2 million, an increase in utility and rent expense related to digital television broadcasting and an increase in wages, partially offset by lower sales expenses associated with the decrease in net revenue and a decrease in rating service expense. Additionally, $0.3 million of the overall increase came from our outdoor segment and was primarily attributable to higher lease rents for our billboard locations. The overall increase was partially offset by a $0.1 million decrease in our radio operating expenses. The decrease was primarily attributable to a decrease in operating expenses of $1.2 million from our Tucson and Dallas radio stations that we sold, partially offset by an increase in expenses associated with our annual Los Angeles promotional event, which event we moved from the third quarter to the second quarter in 2007 and an increase in wages.

Corporate expenses increased to $4.7 million for the three-month period ended June 30, 2007 from $4.4 million for the three-month period ended June 30, 2006, an increase of $0.3 million. The increase was primarily attributable to increased non-cash stock-based compensation of $0.2 million. The remaining increase of $0.1 million was primarily attributable to increased professional fees.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

(Unaudited)

	Six-Month Period Ended June 30,
	2007	2006	% Change
Net revenue	$139,972	$139,208	1%
Operating expenses (1)	87,588	85,544	2%
Corporate expenses (1)	9,718	9,294	5%
Gain on sale of assets	—	(17,652)	NM
Depreciation and amortization	22,907	22,218	3%
Impairment charge	—	189,661	NM

Operating income (loss)	19,759	(149,857)	NM
Interest expense, net	(10,351)	(6,080)	70%

Income (loss) before income taxes	9,408	(155,937)	NM

Income tax (expense) benefit	(4,257)	171	NM

Net income (loss) before equity in net income (loss) of nonconsolidated affiliates	5,151	(155,766)	NM
Equity in net income (loss) of nonconsolidated affiliates	160	(113)	NM

Net income (loss)	$5,311	$(155,879)	NM

(1)	Operating expenses and corporate expenses are defined on page 1.

Net revenue increased to $140.0 million for the six-month period ended June 30, 2007 from $139.2 million for the six-month period ended June 30, 2006, an increase of $0.8 million. Excluding the 2006 net revenue contributed by our radio stations in the Tucson and Dallas markets that we sold in 2006, net revenue would have increased by $4.4 million. Of the overall increase, $1.0 million came from our radio segment. The increase was primarily attributable to revenue generated from our annual Los Angeles promotional event that we moved from the third quarter to the second quarter in 2007 and an increase in local advertising sales despite difficult World Cup comparisons, partially offset by a decrease in net revenue of $3.6 million from our Tucson and Dallas radio stations that we sold. Additionally, $0.1 million of the overall increase was from our outdoor segment and was primarily attributable to an increase in local advertising sales, partially offset by a decrease in national advertising sales. The overall increase was partially offset by a decrease of $0.3 million from our television segment. The decrease from this segment was primarily attributable to a decrease in national advertising sales, primarily due to strong 2006 sales comparables from major non-recurring events, such as World Cup and political activity.

Entravision Communications

Company operating expenses increased to $87.6 million for the six-month period ended June 30, 2007 from $85.5 million for the six-month period ended June 30, 2006, an increase of $2.1 million. Excluding the 2006 operating expenses incurred by our radio stations in the Tucson and Dallas markets that we sold in 2006, operating expenses would have increased by $4.5 million. Of the overall increase, $1.4 million came from our television segment. The increase from this segment was primarily attributable to an increase in utility and rent expense related to digital television broadcasting, an increase in news expenses and an increase in wages, partially offset by a decrease in rating service expense and a decrease in non-cash stock-based compensation expense. Additionally, $0.9 million of the overall increase came from our outdoor segment and was primarily attributable to higher lease rents for our billboard locations and expenses associated with the expansion of our outdoor division in Tampa. The overall increase was partially offset by a $0.2 million decrease in our radio operating expenses. The decrease was primarily attributable to a decrease in operating expenses of $2.4 million from our Tucson and Dallas radio stations that we sold, partially offset by an increase in expenses associated with our annual Los Angeles promotional event, which event we moved from the third quarter to the second quarter in 2007, an increase in commissions and other sales-related expenses associated with the increase in net revenue and an increase in wages.

Corporate expenses increased to $9.7 million for the six-month period ended June 30, 2007 from $9.3 million for the six-month period ended June 30, 2006, an increase of $0.4 million. The increase was primarily attributable to increased non-cash stock-based compensation of $0.2 million. The remaining increase of $0.2 million was primarily attributable to higher wages and professional fees.

Pro Forma Segment Results

With the sale of the Company’s radio assets in the Tucson and Dallas markets in the third and fourth quarters of 2006, respectively, the Company no longer has any remaining broadcasting operations in those two markets. As a result, in accordance with Company policy, the Company has elected to present its segment information on a pro forma basis by eliminating its radio broadcasting results from those two markets for the prior period so that the comparison between the periods will be meaningful. The Company believes that pro forma presentation is appropriate and useful to investors when the Company exits an entire market or enters a new market. This pro forma presentation consists of non-GAAP measures. A table reconciling each pro forma measure to its most directly comparable GAAP financial measure is included beginning on page 11.

The following is the Company’s selected unaudited pro forma segment information for the second quarter of 2007 and 2006:

Entravision Communications

	Three-Month Period Ended June 30,
	2007	2006	% Change
Net Revenue
Television	$40,287	$43,336	(7)%
Radio	26,249	24,093	9%
Outdoor	9,508	9,742	(2)%

Total	$76,044	$77,171	(1)%

Operating Expenses (1)
Television	$21,605	$20,969	3%
Radio	15,168	14,072	8%
Outdoor	8,053	7,786	3%

Total	$44,826	$42,827	5%

Corporate Expenses (1)	$4,720	$4,387	8%

Consolidated adjusted EBITDA (1)	$27,040	$30,122	(10)%

(1)	Operating expenses, Corporate expenses and Consolidated adjusted EBITDA are defined on page 1.

Segment Results

The following represents selected unaudited segment information:

	Three-Month Period Ended June 30,
	2007	2006	% Change
Net Revenue
Television	$40,287	$43,336	(7)%
Radio	26,249	26,211	0%
Outdoor	9,508	9,742	(2)%

Total	$76,044	$79,289	(4)%

Operating Expenses (1)
Television	$21,605	$20,969	3%
Radio	15,168	15,294	(1)%
Outdoor	8,053	7,786	3%

Total	$44,826	$44,049	2%

Corporate Expenses (1)	$4,720	$4,387	8%

Consolidated adjusted EBITDA (1)	$27,040	$31,018	(13)%

(1)	Operating expenses, Corporate expenses, and Consolidated adjusted EBITDA are defined on page 1.

Entravision Communications

Guidance

The following is the Company’s guidance for the third quarter of 2007. Guidance constitutes a “forward-looking statement.” Please see below regarding statements that are forward-looking.

With the sale of the Company’s radio assets in the Tucson and Dallas markets in the third and fourth quarter of 2006, respectively, the Company no longer has any remaining broadcasting operations in those two markets. As a result, in accordance with Company policy, the Company has elected to present its guidance on a pro forma basis by eliminating its radio broadcasting results from those markets for the prior period so that the comparison between the periods will be meaningful. The amounts excluded from net revenue and operating expenses for the third quarter of 2006 were $1,741,000 and $1,195,000, respectively.

Operating expenses and corporate expenses include non-cash stock-based compensation to comply with Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). The Company expects approximately $0.2 million in operating expenses and $0.4 million in corporate expenses related to equity compensation in the third quarter of 2007.

For the third quarter of 2007, the Company expects net revenues to be approximately flat and operating expenses to increase by low single digit percentages as compared to the third quarter of 2006. Excluding the non-cash stock-based compensation, corporate expenses are expected to increase by low single digit percentages as compared to the third quarter of 2006. It should be noted that while the majority of World Cup revenues were recorded in the second quarter of 2006, the Company had significant World Cup revenue and revenue from our Los Angeles promotional event in the third quarter of 2006. Both of these events are non-recurring in the third quarter of 2007.

Entravision Communications Corporation will hold a conference call to discuss its 2007 second quarter results on August 2, 2007 at 5 p.m. Eastern Time. To access the conference call, please dial 212-231-2935 ten minutes prior to the start time. The call will be webcast live and archived for replay at www.entravision.com.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 47 owned and operated radio stations. The company’s outdoor operations consist of approximately 10,400 advertising faces concentrated primarily in Los Angeles and New York. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

# # #

(Financial Table Follows)

For more information, please contact:
John DeLorenzo	Mike Smargiassi/Dan Harris
Chief Financial Officer	Brainerd Communicators, Inc.
Entravision Communications Corporation	212-986-6667
310-447-3870

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2007	2006	2007	2006
Net revenue (including related parties of $150, $150, $300 and $300)	$76,044	$79,289	$139,972	$139,208

Expenses:
Direct operating expenses (including related parties of $3,202, $3,584, $5,929 and $6,037) (including non-cash stock-based compensation of $97, $60, $251 and $119)	31,447	31,386	61,844	60,043
Selling, general and administrative expenses (including non-cash stock-based compensation of $135, $(116), $400 and $659)	13,379	12,663	25,744	25,501
Corporate expenses (including non-cash stock-based compensation of $370, $181, $1,018 and $856)	4,720	4,387	9,718	9,294
(Gain) loss on sale of assets	—	1,656	—	(17,652)
Depreciation and amortization (includes direct operating of $10,171, $9,943, $20,408 and $19,709; selling, general and administrative of $1,012, $1,050, $2,070 and $2,102; and corporate of $215, $200, $429 and $408) (including related parties of $580, $580, $1,160 and $1,160)	11,398	11,195	22,907	22,218
Impairment charge	—	189,661	—	189,661

	60,944	250,948	120,213	289,065

Operating income (loss)	15,100	(171,659)	19,759	(149,857)
Interest expense (including related parties of $68, $83, $141 and $170)	(1,807)	(4,344)	(12,917)	(6,837)
Interest income	1,302	93	2,566	757

Income (loss) before income taxes	14,595	(175,910)	9,408	(155,937)
Income tax (expense) benefit	(6,157)	7,832	(4,257)	171

Income (loss) before equity in net income (loss) of nonconsolidated affiliate	8,438	(168,078)	5,151	(155,766)
Equity in net income (loss) of nonconsolidated affiliate (including non-cash stock-based compensation of $1, $(27), $3 and $89)	160	80	160	(113)

Net income (loss) applicable to common stockholders	$8,598	$(167,998)	$5,311	$(155,879)

Basic and diluted earnings per share:
Net income (loss) per share applicable to common stockholders, basic and diluted	$0.08	$(1.60)	$0.05	$(1.45)

Weighted average common shares outstanding, basic	104,174,725	105,080,809	104,018,118	107,279,346

Weighted average common shares outstanding, diluted	105,124,162	105,080,809	104,705,891	107,279,346

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Cash Flows

(In thousands, except share and per share data)

(Unaudited)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income (loss)	$8,598	$(167,998)	$5,311	$(155,879)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,398	11,195	22,907	22,218
Impairment charge	—	189,661	—	189,661
Deferred income taxes	5,438	(9,768)	3,073	(2,431)
Amortization of debt issue costs	101	100	202	200
Amortization of syndication contracts	399	56	415	56
Payments on syndication contracts	(459)	(16)	(478)	(50)
Equity in net (income) loss of nonconsolidated affiliate	(160)	(80)	(160)	113
Non-cash stock-based compensation	602	125	1,669	1,635
(Gain) loss on sale of media properties and other assets	—	1,656	—	(17,661)
Change in fair value of interest rate swap agreements	(6,082)	(3,586)	(2,796)	(8,960)
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Increase in accounts receivable	(10,057)	(15,496)	(5,416)	(3,820)
(Increase) decrease in prepaid expenses and other assets	298	(14)	(139)	(856)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	2,265	1,740	(621)	(4,679)

Net cash provided by operating activities	12,341	7,575	23,967	19,547

Cash flows from investing activities:
Proceeds from sale of property and equipment and intangibles	59	10	59	13
Purchases of property and equipment and intangibles	(6,840)	(6,345)	(10,624)	(12,811)
Deposits on acquisitions	—	(58)	—	(4,573)
Proceeds from collection of note receivable	—	—	—	1,288

Net cash used in investing activities	(6,781)	(6,393)	(10,565)	(16,083)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,925	2,085	5,477	2,821
Payments on long-term debt	(1,068)	(5,323)	(1,144)	(11,644)
Repurchase of Class U common stock	—	—	—	(51,100)
Proceeds from borrowings on long-term debt	—	3,000	—	11,000
Excess tax benefits from exercise of stock options	353	95	476	107
Repurchase of Class A common stock	—	—	(2,840)	—

Net cash provided by (used in) financing activities	2,210	(143)	1,969	(48,816)

Net increase (decrease) in cash and cash equivalents	7,770	1,039	15,371	(45,352)
Cash and cash equivalents:
Beginning	126,126	19,219	118,525	65,610

Ending	$133,896	$20,258	$133,896	$20,258

Entravision Communications

Entravision Communications Corporation

Reconciliation of Consolidated Adjusted EBITDA to Cash Flows From Operating Activities

(Unaudited; in thousands)

The most directly comparable GAAP financial measure is operating cash flow. A reconciliation of this non-GAAP measure to cash flows from operating activities for each of the periods presented is as follows:

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2007	2006	2007	2006
Consolidated adjusted EBITDA (1)	$27,040	$31,018	$44,272	$46,010

Interest expense	(1,807)	(4,344)	(12,917)	(6,837)
Interest income	1,302	93	2,566	757
Income tax (expense) benefit	(6,157)	7,832	(4,257)	171
Amortization of syndication contracts	(399)	(56)	(415)	(56)
Payments on syndication contracts	459	16	478	50
Gain (loss) on sale of assets	—	(1,656)	—	17,652
Non-cash stock-based compensation included in direct operating expenses	(97)	(60)	(251)	(119)
Non-cash stock-based compensation included in selling, general and administrative expenses	(135)	116	(400)	(659)
Non-cash stock-based compensation included in corporate expenses	(370)	(181)	(1,018)	(856)
Depreciation and amortization	(11,398)	(11,195)	(22,907)	(22,218)
Impairment charge	—	(189,661)	—	(189,661)

Net income (loss) before equity in net income (loss) of nonconsolidated affiliates	8,438	(168,078)	5,151	(155,766)
Equity in net income (loss) of nonconsolidated affiliates	160	80	160	(113)

Net income (loss)	8,598	(167,998)	5,311	(155,879)

Depreciation and amortization	11,398	11,195	22,907	22,218
Impairment charge	—	189,661	—	189,661
Deferred income taxes	5,438	(9,768)	3,073	(2,431)
Amortization of debt issue costs	101	100	202	200
Amortization of syndication contracts	399	56	415	56
Payments on syndication contracts	(459)	(16)	(478)	(50)
Equity in net (income) loss of nonconsolidated affiliate	(160)	(80)	(160)	113
Non-cash stock-based compensation	602	125	1,669	1,635
(Gain) loss on sale of media properties and other assets	—	1,656	—	(17,661)
Change in fair value of interest rate swap agreements	(6,082)	(3,586)	(2,796)	(8,960)
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Increase in accounts receivable	(10,057)	(15,496)	(5,416)	(3,820)
(Increase) decrease in prepaid expenses and other assets	298	(14)	(139)	(856)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	2,265	1,740	(621)	(4,679)

Cash flows from operating activities	$12,341	$7,575	$23,967	$19,547

(1)	Consolidated adjusted EBITDA is defined on page 1.

Entravision Communications

Entravision Communications Corporation

Reconciliation of Free Cash Flow to Net Income (Loss)

(Unaudited; in thousands)

The most directly comparable GAAP financial measure is net income (loss). A reconciliation of this non-GAAP measure to net income (loss) for each periods presented is as follows:

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2007	2006	2007	2006
Consolidated adjusted EBITDA (1)	$27,040	$31,018	$44,272	$46,010
Net interest expense (1)	6,486	7,736	12,945	14,839
Cash paid for income taxes	366	1,927	708	2,335
Capital expenditures (2)	4,855	6,345	8,960	12,051

Free cash flow (1)	15,333	15,010	21,659	16,785

Capital expenditures (2)	4,855	6,345	8,960	12,051
Non-cash interest expense relating to amortization of debt finance costs and interest rate swap agreements	5,981	3,485	2,594	8,759
Non-cash income tax (expense) benefit	(5,791)	9,759	(3,549)	2,506
Amortization of syndication contracts	(399)	(56)	(415)	(56)
Payments on syndication contracts	459	16	478	50
Gain (loss) on sale of assets	—	(1,656)	—	17,652
Non-cash stock-based compensation included in direct operating expenses	(97)	(60)	(251)	(119)
Non-cash stock-based compensation included in selling, general and administrative expenses	(135)	116	(400)	(659)
Non-cash stock-based compensation included in corporate expenses	(370)	(181)	(1,018)	(856)
Depreciation and amortization	(11,398)	(11,195)	(22,907)	(22,218)
Impairment charge	—	(189,661)	—	(189,661)

Net income (loss) before equity in net income (loss) of nonconsolidated affiliates	8,438	(168,078)	5,151	(155,766)
Equity in net income (loss) of nonconsolidated affiliates	160	80	160	(113)

Net income (loss)	$8,598	$(167,998)	$5,311	$(155,879)

(1)	Consolidated adjusted EBITDA, net interest expense and free cash flow are defined on page 1.
(2)	Capital expenditures is not part of the consolidated statement of operations.

Entravision Communications

Entravision Communications Corporation

Reconciliation of Pro Forma to GAAP

(Unaudited; in thousands)

The following table reconciles each of the pro forma measures used in this press release – radio net revenue, total net revenue, radio operating expenses, total operating expenses and consolidated adjusted EBITDA – to its respective GAAP financial measure. The reconciliation of consolidated adjusted EBITDA to net incomes is set forth above.

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2007	2006	2007	2006
Radio net revenue	$26,249	$26,211	$46,353	$45,367
Less: Tucson and Dallas markets	—	(2,118)	—	(3,588)

Pro forma radio net revenue	$26,249	$24,093	$46,353	$41,779

Total net revenue	$76,044	$79,289	$139,972	$139,208
Less: Tucson and Dallas markets	—	(2,118)	—	(3,588)

Pro forma total net revenue	$76,044	$77,171	$139,972	$135,620

Radio operating expenses (1)	$15,168	$15,294	$28,719	$28,964
Less: Tucson and Dallas markets	—	(1,222)	—	(2,454)

Pro forma radio operating expenses (1)	$15,168	$14,072	$28,719	$26,510

Total operating expenses (1)	$44,826	$44,049	$87,588	$85,544
Less: Tucson and Dallas markets	—	(1,222)	—	(2,454)

Pro forma total operating expenses (1)	$44,826	$42,827	$87,588	$83,090

Consolidated adjusted EBITDA (1)	$27,040	$31,018	$44,272	$46,010
Less: Tucson and Dallas markets	—	(896)	—	(1,134)

Pro forma Consolidated adjusted EBITDA (1)	$27,040	$30,122	$44,272	$44,876

(1)	Operating expenses and consolidated adjusted EBITDA are defined on page 1.